Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-202947, 333-166226, 333-145865 and 333-256186) and the Registration Statement on Form F-3 (File No. 333-277955) of Origin Agritech Limited (the “Company”) of our report dated February 10, 2025, relating to the consolidated financial statements of the Company as of and for the years ended September 30, 2022, 2023 and 2024, and to all references to our firm included in this Form 20-F filed with the U.S. Securities and Exchange Commission on February 10, 2025.

/s/ Enrome LLP

Singapore

April 11, 2025